EXHIBIT 99.2

[Letterhead of MGE]

April __, 2002

Dear MGE Shareholder:

     It is our pleasure to invite you attend our 2002 Annual Meeting of Shareholders to be held on Tuesday, May 14, 2002 at 11:00 a.m., local time, at the Marriott Madison West, 1313 John Q. Hammons Drive, Middleton, Wisconsin. A map with directions to the Marriott is included on the back cover of the enclosed Proxy Statement and Prospectus.

     We are enclosing:

•	Our annual report for 2001

•	Our annual report on Form 10-K for 2001

•	The proxy statement and prospectus for Madison Gas and Electric Company and MGE Energy, Inc.

     We believe this information will help in voting at this year’s Annual Meeting of Shareholders and will inform you as to our performance over the last year and out plans for the future. We will discuss our performance, comment on items of interest to you, and respond to your questions at the meeting. Following the meeting, we will be available to answer any additional questions you may have.

     An important item of business at the annual meeting will be our consideration of the formation of a holding company structure. The new corporate structure will help us meet the needs of our customers and shareholders. The holding company structure, among other things, will provide more flexibility for financing new generation plants for our core customers. Please review the enclosed Proxy Statement and Prospectus for more information regarding the holding company proposal.

     YOUR VOTE IS IMPORTANT. You may vote using the Internet, by telephone, or by returning the enclosed proxy card in the envelope provided. Instructions regarding all three methods of voting are included on the proxy card. Internet and telephone voting are being offered as a convenience to you and as a step toward reducing costs. If you attend the annual meeting and prefer to vote in person, you may do so.

     We look forward to seeing you at the meeting.

Very truly yours,

DAVID C. MEBANE Chairman of the Board

GARY J. WOLTER President and Chief Executive Officer